Exhibit 99.1

Contact: Max Shevitz	FOR IMMEDIATE RELEASE
President
Tel. 703/925-5590
Email. max_shevitz@learningtree.com

LEARNING TREE INTERNATIONAL ANNOUNCES DECISION OF ITS SPECIAL BOARD COMMITTEE NOT TO PURSUE SALE OF THE COMPANY

RESTON, Va., February 12, 2013 – As reported in Learning Tree International, Inc.’s (NAS: LTRE) (the “Company” or “Learning Tree”) Form 8-K dated January 31, 2013, the Special Committee of the Board of Directors received a letter from Dr. Collins, Chairman and Chief Executive Officer of the Company, withdrawing his offer to purchase all of the outstanding shares of the Company. Dr. Collins has indicated to the Special Committee that he believes that the Company’s focus at this time should be on its operations in light of the current business environment and that he does not support the Company pursuing a sale process. The Company’s second largest stockholder has indicated to the Committee that he is supportive of Dr. Collins’ view not to pursue a sale process. In light of the foregoing, the Committee has concluded that a sale of the Company is not feasible at this time and should not be pursued.

About Learning Tree International

Established in 1974, Learning Tree International is a global provider of hands-on IT and management training. Learning Tree develops, markets and delivers a broad, proprietary library of instructor-led courses focused on: web development, IT security, project management, operating systems, databases, networking, software development, leadership, management and business skills. Courses are offered at Learning Tree Education Centers and training locations around the world, on-site at client facilities, or via the Internet with Learning Tree AnyWare™, the company’s web-based, remote-attendance platform. For more information about Learning Tree products and services, call 1-888-THE-TREE (1-888-843-8733), or visit the Learning Tree Web site at www.learningtree.com.

Forward-looking Information

This Press Release contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree believes that its assumptions are reasonable, inevitably some will prove to be incorrect. As a result, Learning Tree’s actual future results can be expected to differ from those in this release, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements. In order to help the reader assess the major risks in Learning Tree’s business, Learning Tree has identified many, but not all, of these risks in Item 1A, “Risk Factors” in Learning Tree’s Annual Report on Form 10-K (“Item 1A”). Please read that exhibit carefully. Some of the factors discussed in Item 1A that could affect Learning Tree include the following: risks associated with the timely development, introduction, and customer acceptance of Learning Tree’s courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree’s courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.

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Release Summary: Learning Tree International announced today that its Special Board Committee determined not to pursue the sale of the Company at this time.

1-888-THE-TREE (843-8733) | www.learningtree.com